Exhibit 99

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
	Telephone (310) 552-1776	Chief Executive Officer
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP REPORTS STRONG FINANCIAL RESULTS

FOR THE FIRST QUARTER OF 2007

Financial Highlights Include the Following:

•                  Net Income Rises to First Quarter High

•                  Total Assets, Deposits and Loans Advance From Prior Year Levels

•                  Revenues from Earning Assets Increase 13% to $41.3 Million

CENTURY CITY, CALIFORNIA (April 17, 2007) – First Regional Bancorp (NasdaqGM: FRGB) today reported record first quarter financial results for the three months ended March 31, 2007.  Continuing to generate positive results, the company posted increases in net income, as well as total assets, total deposits, net loans and total capital.

Net income for the first three months of 2007 was $8,991,000, equal to 69 cents per diluted share, an increase of 6% from $8,484,000, or 65 cents per diluted share in the corresponding quarter of 2006.  Results have been adjusted to reflect the 3-for-1 stock split effected in August, 2006.

Revenues from earning assets rose 13% to $41,325,000 from $36,607,000 in the previous year.  Average total earning assets of $1.866 billion were approximately 5% above $1.771 billion in 2006. Operating results benefited from an improved yield on earning assets, reflecting generally higher prevailing interest rates in the current year.  However, net interest margin was modestly lower due to interest expense resulting from the higher level of bearing liabilities.

At March 31, 2007, total assets were $2.027 billion, approximately 5% higher than the $1.925 billion total of a year earlier.  Total deposits grew 8% to $1.587 billion from $1.468 billion on the same date in 2006.   Net loans were $1.824 billion, compared with $1.789 billion in the prior year.  Total capital rose 37% to $157.1 million from $115.0 million, primarily reflecting the retention of earnings.

Jack A. Sweeney, chairman and chief executive officer, commented:  “It is gratifying to report another strong and profitable quarter as we made further progress toward our key objectives of sound growth, increased profitability and financial strength.  Our team of experienced banking professionals continues to secure quality lending opportunities, and in line with our conservative philosophy, we are keeping prime emphasis on maintaining our excellent credit quality.”

Reflecting the quality of the loan portfolio, no increases in reserves for loan losses were required during the quarter.  The reserve for loan losses totaled $20.7 million at March 31, 2007, and nonperforming loans amounted to just $63,000 on that date.

Mr. Sweeney added:  “First Regional continues to benefit from a generally robust southern California economy and in particular from ongoing opportunities within the areas served by our network of regional offices.  Obviously, turmoil in the residential real estate market, particularly the troubled sub-prime lending segment, has generated much attention of late.  Fortunately, First Regional has never been involved in sub-prime or other mortgage lending products that have recently been the subject of much adverse publicity.  While real estate finance has always been a key focus for us due to our considerable expertise in this area, First Regional Bank has a large and diversified client base, and we serve the loan and deposit needs of a variety of market segments including manufacturers, professional firms, wholesalers and others.”

He concluded:  “We remain alert and vigilant, and are prepared to take the steps necessary to meet whatever economic challenges may emerge.  In this regard, we benefit greatly from our strong capital and liquid financial position, giving us the flexibility to react quickly to changing conditions.  We remain optimistic based on our continued momentum, our portfolio of high-quality earning assets, our financial strength and our solid market position.  As always, our primary objective remains clear – to maintain profitable growth on a prudent basis and, thereby, build further value for our shareholders.”

First Regional Bancorp is a bank holding company headquartered in Century City, California.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

# # #

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

	(000’s omitted)
As of March 31	2007	2006

ASSETS:
Cash and due from banks	$108,118	$72,195
Federal funds sold	0	0
Cash and cash equivalents	108,118	72,195

Investment securities	30,577	9,376
Federal Home Loan Bank stock - at cost	10,947	13,677
Loans - net	1,823,526	1,788,862
Premises and equipment - net	4,345	3,579
Other real estate owned	0	0
Accrued interest receivable and other assets	49,722	37,686

Total assets	$2,027,235	$1,925,375

LIABILITIES AND CAPITAL:
Demand deposits	$412,788	$460,311
Savings deposits	53,500	47,912
Money market deposits	890,999	776,670
Time deposits	229,642	183,545

Total deposits	1,586,929	1,468,438

Funds purchased	0	0
Federal Home Loan Bank advances	170,000	230,000
Subordinated debentures	92,785	92,785
Accrued interest payable and other liabilities	20,400	19,124

Total liabilities	1,870,114	1,810,347

Stated capital	53,063	50,077
Retained earnings	103,858	65,018
Net unrealized gain (losses) on available- for-sale securities	200	(67)

Total capital	157,121	115,028

Total liabilities and capital	$2,027,235	$1,925,375

Book value per share outstanding	$12.84	$9.47

Total shares outstanding	12,234,656	12,147,399

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(000’s omitted)
	Three Months Ended
	March 31
	2007	2006

Interest on loans	$40,938	$36,507
Interest on federal funds sold	91	32
Interest on securities	296	68

Total interest income	41,325	36,607

Interest on deposits	11,523	7,373
Interest on subordinated debentures	1,683	1,043
Interest on FHLB advances	1,595	2,436
Interest on funds purchased	6	3

Total interest expense	14,807	10,855

Net interest income	26,518	25,752

Provision for loan losses	0	2,391

Net interest income after provision for loan losses	26,518	23,361

Other operating income	2,367	1,952
	.	.
Salaries and related benefits	9,021	6,796
Occupancy expenses	819	622
Other expenses	3,479	2,983

Total other operating expenses	13,319	10,401

Income before provision for income taxes	15,566	14,912

Provision for income taxes	6,575	6,428

Net income	8,991	$8,484

	(000’s omitted)
	Three Months Ended
	March 31
	2007	2006

Net income per share
Basic	$0.74	$0.70
Diluted	$0.69	$0.65

Average shares outstanding	12,215,675	12,126,237
Diluted average shares	13,079,261	12,953,679

Average Equity	$156,921	$110,489
Average Assets	$1,977,349	$1,868,059
Return on Average Equity (%)	23.24	31.14
Return on Average Assets (%)	1.84	1.84
Efficiency Ratio (%)	46.11	37.54
Number of Employees	271	229
Assets per Employee (000s)	$7,481	$8,408

CREDIT QUALITY

Beginning Reserve for Loan Losses (000s)	$20,624	$17,577
Loan Loss Provisions	0	2,391
Loan Recoveries	79	0
Loan Chargeoffs	0	(941)
Net Change in Allowance for Unfunded Loan Commitments	(9)	(52)
Ending Reserve for Loan Losses (000s)	$20,694	$18,975

Nonperforming Assets (000s)	$63	$69
Nonperforming Assets / Gross Loans (%)	0.00	0.00
Reserve for Loan Losses / Nonperforming Assets (%)	32847.62	27500.00
Reserve for Loan Losses / Gross Loans (%)	1.12	1.05

	(000’s Omitted)
	For the Three Months Ended March 31,
	2007			2006
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost (%)	Balance	Interest	Yield/Cost (%)

Gross Loans	$1,831,040	$40,938	9.07	$1,755,251	$36,507	8.44
Funds Sold	6,765	91	5.46	3,344	32	3.88
Investment Securities	28,554	296	4.20	11,945	68	2.31
Total Earning Assets	$1,866,359	$41,325	8.98	$1,770,540	$36,607	8.39

Deposits	$1,598,369	$11,523	2.92	$1,465,064	$7,373	2.04
Federal Home Loan Bank Advances	118,578	1,595	5.46	218,267	2,436	4.53
Subordinated Debentures	92,785	1,683	7.36	62,201	1,043	6.80
Funds Purchased	407	6	5.98	81	3	15.02
Total Bearing Liabilities	$1,810,139	$14,807	3.32	$1,745,613	$10,855	2.52

Net Interest Spread (1)			5.66			5.86

Net Interest Margin (2)			5.76			5.90

(1) Net interest spread represents the average yield earned on Earning Assets less the average cost of Bearing Liabilities.

(2) Net interest margin represents Net Interest Income divided by average Earning Assets.

The following is a schedule of new loans booked (not including loan renewals) by First Regional’s subsidiary, First Regional Bank, during each month of the first quarter of 2007:

Month	New Loans Booked
(000’s omitted)
January	$140,531
February	85,927
March	116,121
First Quarter Total	$342,579

The following is a schedule describing the primary components of First Regional Bank’s loan portfolio as of March 31, 2007 and  2006:

	Disbursed Balance		Disbursed Balance
	as of March 31,		as of March 31,
	2007	Percentage	2006	Percentage
	(000’s omitted)	of Total	(000’s omitted)	of Total
Commercial Real Estate Loans
Construction Loans	$426,684	23.0%	$265,064	14.6%
Mini-Perm Loans	277,016	15.0%	310,479	17.1%
Bridge Loans	868,212	46.9%	1,049,841	57.8%
Other	38,217	2.1%	24,846	1.4%
	1,610,129	86.9%	1,650,230	90.9%
Commercial Non-Real Estate
Secured Loans	$241,864	13.1%	$165,804	9.1%
			$
Total loans	$1,851,993	100.0%	1,816,034	100.0%
Less - Allowance for loan losses	20,694		18,975
- Deferred loan fees	7,773		8,197
Net Loans	1,823,526		1,788,862

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.